EXHIBIT 10.29

CHANGE IN CONTROL AGREEMENT

(For Senior Vice Presidents [1.5.0x])

AGREEMENT dated as of ______, 20__ between HANCOCK FABRICS, INC., a Delaware corporation (“Corporation”), and ______(“Executive”), whose address is __________

WHEREAS:

A.           Corporation wishes to attract and retain well qualified executives and key personnel and, in the event of any Change in Control (as defined in Section 2) of Corporation, to assure both itself and Executive of continuity of management; and

B.           Corporation wishes to enter into this Agreement for a period commencing on the date of this Agreement and extending until the Expiration Date (as defined in Section 3); and

C.           No benefits shall be payable under this Agreement unless the Effective Date (as defined in Section 1) shall occur and thereafter Executive’s employment is terminated; and

D.           The employment of Executive is “at will” and may be terminated by Corporation without payment of any benefits hereunder until the occurrence of a Change in Control;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between Corporation and Executive as follows:

1.           Operation of Agreement. No benefits shall be payable hereunder unless a Change in Control (as defined in Section 2) occurs during the Change in Control Period (as defined in Section 3). For the purposes of this Agreement the date on which such a Change in Control occurs is referred to herein as the “Effective Date.”

2.           Change in Control. As used herein, the term “Change in Control” means the occurrence of any of the following events, provided that, to the extent Section 409A is applicable, such event also constitutes a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation, each as defined for purposes of Section 409A of the Code:

(a)
Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”), is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 50% or more of the total voting power of the then outstanding Voting Stock; provided, however, that the following events shall not constitute or result in a Change in Control: (A) any acquisition of Voting Stock directly from Corporation, (B) any acquisition of Voting Stock by Corporation, (C) any acquisition of Voting Stock by any employee benefit plan (or related trust, or any trustee or other fiduciary thereof in such capacity) sponsored or maintained by Corporation or any Subsidiary or (D) any acquisition of Voting Stock by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iii) below;

(b)
During any two-year period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Board”) cease for any reason (other than death or disability) to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Corporation’s stockholders, was approved by a vote of at least a majority of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of Corporation in which such person is named as a nominee for director, without objection of Corporation, to such nomination) shall be considered as though such individual were an Incumbent Director, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c)
Consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets, of Corporation (a “Business Combination”), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of Corporation immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Corporation or all or substantially all of Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Voting Stock of Corporation (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust, or any trustee or other fiduciary thereof in such capacity) sponsored or maintained by Corporation, any Subsidiary or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, voting securities representing 15% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination except to the extent such ownership existed prior to the Business Combination and (C) at least a majority of the members of the Board of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)
Consummation by the Corporation of a plan of complete liquidation or dissolution of Corporation, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iii) above.

(e)
For purposes of this section, “Voting Stock” means securities of the Corporation entitled to vote generally in the election of directors and “Subsidiary” means an entity in which the Corporation directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

3.           Change in Control Period. The “Change in Control Period” is the period commencing on the date of this Agreement and ending on the date one (1) year after the date of this Agreement and the period shall be deemed to extend automatically, without further action by either the Corporation or the Executive, each day for an additional day, such that the Change in Control Period shall continue to be one (1) year, provided, however, that either party may, by written notice to the other, cause this Agreement to cease to extend automatically and, upon such notice, the Change in Control Period shall be the one (1) year period following the date of such notice and this Agreement shall terminate upon the expiration of such Change in Control Period;    provided, further, that the Change in Control Period shall end of the first day of the month coinciding with or next following Executive’s 65th birthday. The last day of the Change in Control Period is referred to herein as the “Expiration Date”.  The expiration of the Change in Control Period shall not limit the Corporation’s obligation to provide, or Executive’s right to collect, payments and benefits pursuant to Section 5 and Section 10 hereof.

4.           Certain Definitions.

(a)           Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death (“Death”). Corporation will be considered to have terminated Executive’s employment for Disability, if after having established Executive’s Disability (as defined below), Executive receives written notice given in accordance with Section 9(b) of Corporation’s intention to terminate his employment. Executive’s employment will terminate for Disability effective on the 90th day after receipt of such notice (the “Disability Effective Date”) if within such 90-day period after such receipt Executive shall fail to return to full-time performance of his duties. For purposes of this Agreement, “Disability” means a disability that, after the expiration of more than 180 days after its commencement, is determined to be total and permanent by a physician selected by Corporation or its insurers and acceptable to Executive or his legal representative (such agreement as to acceptability not to be withheld unreasonably).

Consistent with, and not in limitation of, the provisions of Section 6 of this Agreement, neither a termination for, nor a determination of, Disability pursuant to this Section 4(a) shall be deemed in and of itself a termination for or determination of disability with respect to Executive’s eligibility to receive long-term disability benefits, continued medical, dental, or life insurance coverage, retirement benefits, or benefits under any other plan or program provided by Corporation or one of its affiliated companies and for which Executive may qualify.

(b)           Cause. Executive’s employment will be terminated for Cause if the majority of the Board of Directors of the Corporation determines that Cause (as defined in this Agreement) exists. For purposes of this Agreement, a termination for “Cause” means: (i) if the termination shall have been the result of an act or acts by Executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses); (ii) if the termination shall have been the result of an act or acts by Executive which are in the good faith judgment of the Board to be in violation of law or of policies of the Corporation and which result in demonstrably material injury to the Corporation; (iii) if the termination shall have been the result of an act or acts of proven dishonesty by Executive resulting or intended to result directly or indirectly in significant gain or personal enrichment to the Executive at the expense of the Corporation; (iv) a termination upon the willful and continued failure by the Executive substantially to perform his duties with the Corporation (other than any such failure resulting from incapacity due to mental or physical illness not constituting a Disability, as defined herein), after a demand in writing for substantial performance is delivered by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties; or (v) a termination as a result of “moral turpitude”.  For purposes of this Agreement, “moral turpitude” is defined as the following: (A) that element and personal misconduct in the private and social duties which a person owes to his fellow human beings or to society in general, which characterizes the act done as an act of baseness, vileness or depravity, and contrary to the accepted and customary rule of right and duty between two human beings; (B) conduct done knowingly contrary to justice, honesty or good morals; (C) intentional, knowing or reckless conduct causing bodily injury to another or intentional, knowing or reckless conduct which, by physical menace, put another in fear of imminent serious bodily injury.

(c)          Good Reason.  For purposes of this Agreement, “Good Reason” for termination by Executive of Executive’s employment shall mean the occurrence (without the Executive's express written consent) of any one of the acts by the Corporation, or failures by the Corporation to act, set forth in (a) through (d) below, and satisfaction of the following conditions:  (i) Executive provides notice to the Corporation of such Good Reason condition within 90 days of its initial existence, (ii) the Corporation is given 30 days to remedy the Good Reason condition and fails to do so, and (iii) Executive terminates employment within one year of the initial existence of the condition.  For purposes of this Agreement, the Good Reason conditions are as follows:

(i)           without the express written consent of Executive, (A) the assignment to Executive of any duties inconsistent in any material respect with Executive’s position, authority or responsibilities as in effect during the 90-day period immediately preceding the Effective Date, or (B) any other material adverse change in such position (including titles and reporting requirements), authority or responsibilities;

(ii)           any material reduction by the Corporation in the compensation (including annual bonus opportunity) and benefits provided to Executive and/or his family from the level received (on an annual basis) by Executive from Corporation during the 90-day period preceding the Effective Date, including a material failure by Corporation to maintain Corporation’s incentive compensation plans or any subsequent plans (including the right to defer the receipt of payments thereunder), not including an insubstantial and inadvertent failure remedied by Corporation promptly after receipt of notice thereof given by Executive;

(iii)           Corporation’s requiring Executive to be based or to perform services at any office or location other than that at which Executive is primarily based during the 90-day period preceding the Effective Date, except for travel reasonably required in the performance of Executive’s responsibilities; or

(iv)           any failure by Corporation to obtain the assumption and agreement to perform this Agreement by a successor as contemplated by Section 8(b).
For the purposes of this Section 4(c), any good faith determination of “Good Reason” made by Executive shall be conclusive.

(d)           Notice of Termination. Any termination by Corporation for Cause or by Executive for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 9(b). Any notice of termination by Corporation for Disability shall be given in accordance with Section 4(a). For purposes of this Agreement. a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall not be more than 15 days after the giving of such notice).

(e)           Date of Termination. Date of Termination means the date of receipt of the Notice of Termination or any later date specified therein as the termination date, as the case may be, or if Executive’s employment is terminated by Corporation for any reason other than Cause, Death or Disability, the date on which Corporation notifies Executive of such termination. Notwithstanding any contrary provision in this Section 4(e), if Executive’s employment terminates due to Disability, the Date of Termination shall be the Disability Effective Date. Notwithstanding any contrary provision in this Agreement, Executive’s Date of Termination will be the date on which Executive has a “separation from service” (within the meaning of such term under Section 409A of the Code) with Corporation and all other companies that would be aggregated with Corporation under Sections 414(b) or 414(c) of the Code.

5.             Obligations of Corporation Upon Termination.

 (a)        Termination By Corporation Other Than For Cause, Death or Disability; Termination By Executive For Good Reason. Regardless of whether the Change in Control Period has expired, if, within one year after the Effective Date, (i) Corporation shall terminate Executive’s employment for any reason other than for Cause, Death or Disability, or (ii) Executive shall terminate his employment for Good Reason:

(i)           Corporation shall pay to Executive in a lump sum in cash within 20 days after Executive’s Date of Termination the aggregate of the amounts determined pursuant to the following clauses (A) and (B):

(A)           if not theretofore paid, Executive’s base salary through the Date of Termination at the rate in effect at the time the Notice of Termination was given; and

(B)           the sum of (x) Executive’s annual base salary at the rate in effect at the time the Notice of Termination was given, or if higher, at the highest rate in effect at any time within the 90-day period preceding the Effective Date and (y) an amount equal to the bonus (if any) paid or payable to Executive pursuant to the applicable cash incentive compensations plan(s) with respect to the last full fiscal year completed prior to the Date of Termination, multiplied by 1.5; provided, however, if Executive’s Date of Termination occurs after Executive’s 64th birthday, the amount provided in clause (B) above shall be prorated by multiplying such amount by a fraction, the numerator of which shall be the number of months (including fractions of a month) that at the Date of Termination remain until the first day of the month coinciding with or next following Executive’s 65th birthday and denominator of which shall be twelve (12); and

(ii)           until the earlier to occur of (A) the date eighteen (18) months following the Date of Termination, or (B) the first day of the first month coinciding with or next following Executive’s 65th birthday (the period of time from the Date of Termination until the earlier of (A) or (B) is hereinafter referred to as the “Unexpired Period”), Corporation shall continue to provide all benefits that Executive and/or his family is or would have been entitled to receive under the medical, dental, vision, executive life and group life plans and programs of Corporation and its affiliated companies, in each case on a basis providing Executive and/or his family with the opportunity to receive benefits at least equal to those provided by Corporation and its affiliated companies for Executive under such plans and programs if and as in effect at any time during the 90-day period preceding the Effective Date. Notwithstanding anything in this Agreement to the contrary, Corporation shall not be required to provide medical, dental or vision benefits to Executive pursuant to this paragraph (ii) for longer than the period of time during which Executive would be entitled (or would, but for such benefits, be entitled) to continuation coverage under a group health plan of Corporation or one of its affiliated companies under Section 4980B of the Code (“COBRA-) if Executive elected such coverage and paid the applicable premiums.  If the terms of the life insurance coverage referred to in this subsection (ii), or the laws applicable to such life insurance coverage, do not permit continued participation by Executive, then the Corporation will arrange for other life insurance coverage at its expense providing substantially similar benefits (even if the costs of such coverage are higher than if Executive had remained in the Corporation plan).

If the terms of the healthcare benefits programs referred to in this subsection (ii) do not permit continued participation by Executive as required by this subsection or if the healthcare benefits to be provided to Executive and his dependents pursuant to this subsection (ii) cannot be provided in a manner such that the benefit payments will continue to be tax-free to Executive and his dependents, then the Corporation  shall (A) pay to Executive within five (5) days after Executive’s date of termination a lump sum amount equal to the monthly rate for COBRA coverage at Executive’s termination date that is then being paid by former active employees for the level of coverage that applies to Executive and his dependents, minus the amount active employees are then paying for such coverage, multiplied by the number of months in the Unexpired Period (plus a tax gross-up on such lump sum amount), and (B) permit Executive and his dependents to elect to participate in the healthcare plan for the length of the Unexpired Period upon payment of the applicable rate for COBRA coverage during the Unexpired Period.

(iii)           Any payments under this Section 5(a) shall be treated as separate payments under Section 409A.

(iv)           Upon any termination of Executive’s employment covered under this Section 5(a), Executive’s outstanding equity awards shall vest in accordance with the terms of the agreements for such awards and be and remain exercisable as provided in such agreements.

(b)           Other Terminations.  If Corporation terminates Executive’s employment for Cause or as a result of Death or Disability or the Executive terminates his employment other than for Good Reason, no amounts shall be payable under this Agreement.

(c)           Section 409A Compliance.  This Agreement shall at all times be interpreted and operated in good faith compliance in accordance with the requirements of Section 409A.  Any action that may be taken (and, to the extent possible, any action actually taken) by the Corporation shall not be taken (or shall be void and without effect), if such action violates the requirements of Section 409A.  Any provision in this Agreement that is determined to violate the requirements of Section 409A shall be void and without effect.  In addition, any provision that is required to appear in the Plan in accordance with Section 409A that is not expressly set forth herein shall be deemed to be set forth herein, and this Agreement shall be administered in all respects as if such provision were expressly set forth.  The Corporation shall have the authority to delay the commencement of all or a part of the payments to Executive under this Agreement  if the Executive is a “key employee” of the Corporation (as determined by the Corporation in accordance with procedures established by the Corporation that are consistent with Section 409A) to a date which is six months after the date of Executive’s termination of employment (and on such date the payments that would otherwise have been made during such six-month period shall be made), but only to the extent such delay is required under the provisions of Section 409A to avoid imposition of additional income and other taxes, provided that the Corporation will take into account any transitional rules and exemption rules available under Section 409A.

6.           Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by Corporation or any of its affiliated companies and for which Executive may qualify, nor shall anything herein limit or otherwise affect such rights as Executive may have under any employment, stock option or other agreements with Corporation or any of its affiliated companies. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan or program of Corporation or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or program.

7.           Full Settlement. The payments provided for in this Agreement are in full settlement of any claims Executive may have against Corporation arising out of his termination, including, but not limited to, any claims for wrongful discharge. Corporation’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected, limited or reduced by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right that Corporation may have against Executive or others; provided, however, that Corporation’s failure to make any such setoff shall not constitute a waiver of any claim of Corporation against Executive. In no event shall Executive be obligated to seek other employment by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement. Corporation agrees to pay, to the full extent permitted by law, all legal fees and expenses Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by Corporation or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, in each case plus interest, compounded monthly, on the total unpaid amount determined to be payable under this Agreement, such interest to be calculated on the basis of the prime commercial lending rate announced by First Tennessee Bank, N.A. in effect from time to time during the period of such non-payment, provided that any such payment shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred and no payment shall be made pursuant to this Section 7 more than 10 years after Executive’s Date of Termination. Notwithstanding anything in this Agreement to the contrary, if any payment under this Section 7 or any other Section of this Agreement is subject to Section 409A of the Code and is payable on account of Executive’s separation from service (within the meaning of such term under Section 409A of the Code), such payment shall be subject to the provisions of Section 5(c).

8.           Successors.

(a)           This Agreement is personal to Executive and without the prior written consent of Corporation shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives, executors, heirs and legatees.

(b)           This Agreement shall inure to the benefit of and be binding upon Corporation and its successors. Corporation shall require any successor to all or substantially all of the business and/or assets of Corporation, whether directly or indirectly, by purchase, merger, consolidation, acquisition of stock, or otherwise, by an agreement in form and substance satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as Corporation would be required to perform if no such succession had taken place.

9.           Miscellaneous.

(a)           The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

At the address first herein above written.

if to Corporation:

Hancock Fabrics, Inc.
One Fashion Way
Baldwyn, Mississippi 38824
Attn: Corporate Secretary

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)           Corporation may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           This Agreement contains the entire understanding with Executive with respect to the subject matter hereof.

(f)           Whenever used in this Agreement, the masculine gender shall include the feminine or neuter wherever necessary or appropriate and vice versa and the singular shall include the plural and vice versa.

(g)           Executive and Corporation acknowledge that the employment of Executive by Corporation is  at will and may be terminated by either Executive or Corporation at any time and for any reason. Nothing contained in the Agreement shall affect such rights to terminate, it being agreed, however, that nothing in this Section 9(g) shall prevent Executive from receiving any amounts payable pursuant to Section 5(a), or Section 10 of this Agreement in the event of a termination described in such Section 5(a), or Section 10 on or after the Effective Date.

(h)           Executive agrees that Executive, during employment by Corporation, has learned Confidential Information concerning the business, operations, employees, vendors and customers of Corporation, and has established valuable relationships with vendors and customers of Corporation, and that use of such Confidential Information and relationships other than for the benefit of Corporation would materially damage Corporation. Therefore, Executive covenants and agrees that Executive shall not, directly or indirectly, for one year from and after Executive’s Date of Termination. reveal any such Confidential Information to any person (except as required by law) or solicit any vendor, customer or employee to cease being same as to Corporation or to change its relationship to Corporation in any material respect.  For purposes of this Agreement, “Confidential Information” shall mean and include all non-public information respecting Corporation’s business, including, but not limited to, its services, pricing, costs, scheduling, products, research and development, processes, customer lists and contact information, marketing plans and strategies, financing plans and personnel, financial information, projections, and acquisition strategies and initiatives but excluding information (i) that was known to Executive concerning the industry generally or (ii) that is, or becomes available to the public through no fault of Executive.

10.           Penalty Taxes. In the event that any payment or other compensation or benefits made or provided to or for the benefit of Executive in any way connected with employment of Executive by Corporation becomes subject to tax pursuant to section 4999 of the Code or any successor provision or any counterpart provision of state or local tax law (the “Penalty Taxes”), Corporation shall reimburse Executive for any Penalty Taxes and any additional Federal, state and local taxes (including, without limitation, income taxes and additional Penalty Taxes) required to be paid by Executive in respect of receipt of such reimbursement, provided any such reimbursement will be made by the end of Executive’s taxable year next following Executive’s taxable year in which Executive remits the related taxes. In addition, Corporation shall reimburse Executive for any expenses incurred by Executive due to a tax audit or litigation addressing the existence or amount of a tax liability, whether Federal, state, local, or foreign, relating to any Penalty Taxes, provided any such reimbursement will be made by the end of Executive’s taxable year following Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of Executive’s taxable year following Executive’s taxable year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation.

11.           Loss of Executive Officer Status. In the event that Executive incurs a significant demotion or similar job change and as a result ceases to be an executive of Corporation, other than during either (i) one year immediately preceding the Effective Date or (ii) one year immediately following the Effective Date, this Agreement shall immediately be terminated such that Executive shall be entitled to no payments hereunder and Corporation shall have no additional obligations hereunder.

12.           Revocation of Contingent Payments Agreement. Executive and Corporation previously entered into an Agreement to Secure Certain Contingent Payments (the “Contingent Payments Agreement”) to provide for certain benefits in connection with this Agreement, including an obligation of Corporation to fund benefits under certain conditions. Executive and Corporation hereby agree that the Contingent Payments Agreement was revoked and terminated in its entirety, effective as of September 30, 2008, such that (i) no benefits shall be payable under the Contingent Payments Agreement after such date and (ii) neither Corporation nor Executive shall have any obligations under the Contingent Payments Agreement after such date

IN WITNESS WHEREOF, Executive has executed this Agreement and, pursuant to the authorization of its Board of Directors, Corporation has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

Executive	HANCOCK FABRICS, INC.

By:
Name:
Title: